Appendix 2

Exclusive License Agreement

This Exclusive License Agreement (this “Agreement”) is made by and among:

(1)	Jumbo Power Technology Ltd., whose registered office is at Units 803-5, 8/F, Nan Fung Tower, 173 Des Voeux Road, Central HK (“JPT”);

(2)	Liao Pheng-Piao (廖丰标), holder of Taiwan Passport No. [ ] (the “Holder”)

(3)	Liu Chih-Chun (刘志春), holder of Taiwan Passport No. [ ] (the “Holder”)

(JPT, Liao Pheng- Piao and Liu Chih Chun shall be jointly referred to as the “Licensor”)

(4)	Trussnet Capital Partners (HK) Ltd., whose registered office is at Flat/RM M202, Haleson Building, 1 Jubilee Street, Central HK (the “Licensee")

The aforesaid parties shall be referred to individually as a "Party", and collectively as the "Parties".

WHEREAS

1)
The Holders jointly own the patent or are the applicant for the registration of the patent as described and documented in Annex 1 hereto, and hold the know-how in relation to the production of LED products (the patents and know-how are hereinafter referred to as “Intellectual Property”);

2)	JPT has been granted exclusive right for the use of the Intellectual Property by the Holders;

3)
The Parties entered into a Share Subscription and Shareholders Agreement on December [   ], 2008, according to which JPT shall sub-license the Intellectual Property to the Licensee as contribution in kind in consideration for the issuance of shares of the Licensee; and

4)	This Agreement is made pursuant to the Share Subscription and Shareholders Agreement to set forth the terms and conditions for the license of Intellectual Property by the Licensor to the Licensee.

IT IS AGREED AS FOLLOWS

Article 1               Intellectual Property License

1.1
The Licensor hereby grants to the Licensee, including the Licensee’s subsidiaries and affiliated companies, the right to use the Intellectual Property pursuant to the terms and conditions set forth in this Agreement.

1.2	The right thus granted by the Licensor to the Licensee is exclusive and non-transferable.

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1.3	Without the Licensor’s prior consent, the Licensee shall not transfer or sub-license the Intellectual Property to a third party other than the Licensee’s subsidiaries and affiliated companies.

Article 2               Use of Intellectual Property

2.1	The Licensee shall conform to the applicable laws and regulations, and appropriately use the Intellectual Property in accordance with the guidelines provided by the Licensor.

2.2
The Licensee may, during the term of this Agreement, develop intellectual property (“Foreground Intellectual Property”) which are created based on and by using the Intellectual Property and exploit in any possible ways (including but not limited to modify, reproduce, adapt, translate, and variation).

2.3	The Parties agree that the Foreground Intellectual Property shall be the sole property of the Licensee and the Licensor shall not apply for the registration of Foreground Intellectual Property.

2.4	The Licensor shall communicate to the Licensee the know-how and other techniques contained in the Intellectual Property by training and other possible method.

Article 3               Consideration

3.1
In consideration for the license granted by the Licensor described in Article 1, the Licensee shall issue 3,181,818,181 ordinary shares at US$0.001 par value in accordance with the Share Subscription and Shareholders Agreement.

3.2	The license shall be free of royalty.

Article 4               Warranties and Undertakings

4.1
The Licensor warrants to the Licensee that the Licensor is the legal proprietor of the Intellectual Property and that it has the right to authorize the Licensee to use the Intellectual Property. The Licensor further warrants that the Intellectual Property does not violate the intellectual property right of any third party.

4.2	The Licensor shall provide to the Licensee all necessary aids in order to assist the Licensee to use smoothly the Intellectual Property.

4.3	The Licensor has not and will not authorize any third party to use the Intellectual Property

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4.4
The Licensor warrants and undertakes that the Intellectual Property is free of any encumbrance, and it will not create any encumbrance on the rights over the Intellectual Property during the term of this Agreement.

4.5	The Licensor shall carry out and obtain, on time and at its costs, the extension of the registration of the Intellectual Property during the term of this Agreement.

4.6
The Licensee hereby agrees to provide the Licensor with any reasonable assistance to protect the Intellectual Property and to not to do any action which might infringe the Licensor’s rights to the Intellectual Property.

Article 5               Confidentiality

5.1
The Licensee undertakes and agrees to keep confidential all such documents and not to communicate or authorize to communicate the same to any other person without prior express written consent by the Licensor (except for the communication of the same to its own employees); whereas the documents which can be communicated to its employees shall be limited to the extent that such employees can appropriately fulfil the tasks appointed to them.

5.2	This confidentiality obligation shall remain valid during the validity term of this Agreement and after the termination of this Agreement for any reason whatsoever.

Article 6               Infringement and Compensation

6.1
The Licensee shall forthwith notify the Licensor of any infringement or attempted infringement of the Intellectual Property’ rights. The Licensor shall be entitled to, at its own discretion and at its cost, bring a lawsuit or by other means with a view to restraining or preventing the act of infringement in the name of both the Licensor and the Licensee or in the name of either Party of the two.

6.2
In case the Licensor fails to perform its warranty and undertaking as described in Article 4.1 herein and the performance of this Agreement infringes directly or indirectly the right of any third party, the Licensor shall assume all legal consequences and shall compensate the Licensee for any loss resulting therein.

Article 7               Effectiveness and Termination

7.1
This Agreement shall become effective upon the execution of this Agreement by the Parties until the lapse of three years after the termination of the Share Subscription and Shareholders Agreement or the early termination of this Agreement pursuant to article 9.2 hereinbelow.

7.2	In any of the following cases, the concerned Party shall have the right to terminate this Agreement:

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If by the Licensor:

(a)
The Licensee violates its obligations under article 3.1 of this Agreement and it has not remedied such default within sixty (60) days after the written notice issued by the Licensor to the Licensee; or

(b)	The Licensee goes into bankruptcy, or is the subject of liquidation or dissolution proceeding, or ceases its business or is in insolvency face to its due debts.

If by the Licensee:

(a)	The Licensee violates its obligations under article 1.2 of this Agreement; or

(b)	Breach of the warranties and undertakings as described in Article 4 hereto by the Licensor.

7.3
The terminating Party may serve the other Party a thirty (30) days’ prior written notice explaining the reason of the termination. Such termination shall be effective upon the expiry of the term of said thirty (30) days.

7.4
After the termination of this Agreement, the right of use of the Intellectual Property by the Licensee shall immediately be terminated and the Licensee shall cease any and all use of the Intellectual Property.

7.5
Termination of this Agreement shall not release any party from any liability which at the time of termination had already accrued to that party, nor from any liability arising or maturing after such termination as a result of any breach, act or omission committed prior to such termination.

Article 8               Taxes

The Parties shall assume their respective tax liabilities in accordance with relevant applicable laws.

Article 9               Settlement of Dispute

The parties agree that the competent court of Hong Kong shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

Article 10             Governing Law

The establishment, effect, interpretation as well as performance of this Agreement are subject to laws of Hong Kong.

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Article 11             Miscellaneous

11.1	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.

11.2	This Agreement is written in both English and Chinese and the English version shall prevail in case of inconsistency. This Agreement is signed in four (4) original copies of each language.

11.3	No change in, modification of the terms and conditions contained herein shall be valid as between the parties unless set forth in a writing and signed by the empowered representatives of both parties.

11.4
Failure or delay of any of the Parties to exercise any right, power or privilege under this Agreement shall not be considered as a waiver thereof; nor shall any single or partial exercise of such a right preclude any other future exercise thereof.

11.5
Any notice sent by either Party to the other shall be made by express courier service, delivered letter, facsimile or email (followed by a confirmation by express courier service delivered letter) to the addresses as informed and updated by the Parties from time to time.

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IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on December [    ], 2008.

Signed by:

Colin Tay
Director
on behalf of Trussnet Capital Partners (HK) Ltd.

Signed by:

Liao Feng Biao Director
on behalf of Jumbo Power Technologies Hong Kong Ltd.

Signed by:

Liao Pheng-Piao (廖丰标)

Signed by:

Liu Chih-Chun（刘志春）

Appendix 2

Annex 1

List of the Registered Patents and Patent Application

Patent Name	Region	Patent Number	Patent Duration	Owner/ Applicant
Mixed Etching Process used in Hetero-structure Bipolar Transistor (HBT)	Taiwan	00514677	2002/12/21 - 2021/06/28
Lateral MSM Photodetector and its fabrication	Taiwan	00517264	2003/01/11 - 2021/05/23
Traffic lights with matrix display	Taiwan	M249151	2004/11/01 - 2013/11/06
Emission windows of GaAs-based LEDs	Taiwan	M269573	2005/07/01 - 2013/10/02
Rear image system for auto-bikes	Taiwan	M274300	2005/09/01 - 2015/03/10
Accumulated Solar cell structure	Mainland China	ZL200420065961.2	2005/09/6 – 2014/07/15
GaAs-based LED with distributed electrodes and transparent transportation layer	Taiwan	I240432	2005/09/21 - 2024/05/18
High efficient three wavelength Backside modules	Taiwan	097100084	Filing
High efficient three wavelength Backside modules	Mainland China	200810003888.9	Filing
High efficient three wavelength Backside modules	South Korea	10-2008-0050292	Filing
Measurement system for junction temperature of high power LEDs	Taiwan	097108513	Filing
High efficient Light-Emitting Diode white Light modules	Taiwan	097130821	Filing
High efficient Light-Emitting Diode white Light modules	Mainland China	200810147165.6	Filing
High efficient Light-Emitting Diode white Light Devices and its Fabrication	Taiwan	097136455	Filing

Appendix 2

Annex 2

Certificates of the Registered Patents and Patent Application